EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Sierra Bancorp on Form S-8, of our report dated March 15, 2007 on our audits of the consolidated financial statements of Sierra Bancorp as of December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006, included in the Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities Exchange Commission.

/s/ Vavrinek, Trine, Day & Co., LLP

Rancho Cucamonga, California

September 21, 2007